                                                                    EXHIBIT 11.1

                       AEHR TEST SYSTEMS AND SUBSIDIARIES

                  COMPUTATIONS OF NET INCOME (LOSS) PER SHARE

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                   NINE MONTHS ENDED
                                                                       YEAR ENDED MAY 31,         --------------------
                                                                 -------------------------------  FEB. 29,   FEB. 28,
                                                                   1994       1995       1996       1996       1997
                                                                 ---------  ---------  ---------  ---------  ---------
                                                                                                      (UNAUDITED)
Primary:
  Weighted average common shares outstanding...................       4039       4319       4304       4306       4297
  Weighted average common equivalent shares assuming conversion
    of stock options under the treasury stock method...........         --         --         61         68         97
  Common and common equivalent shares pursuant to Staff
    Accounting Bulletin No. 83.................................        108        108        108        108        108
                                                                 ---------  ---------  ---------  ---------  ---------
Shares used in per share calculations..........................      4,147      4,427      4,473      4,482      4,502
                                                                 ---------  ---------  ---------  ---------  ---------
                                                                 ---------  ---------  ---------  ---------  ---------
Net income (loss)..............................................  $  (4,250) $  (1,987) $   1,400  $     946  $   1,380
                                                                 ---------  ---------  ---------  ---------  ---------
                                                                 ---------  ---------  ---------  ---------  ---------
Net income (loss) per share....................................  $   (1.02) $   (0.45) $    0.31  $    0.21  $    0.31
                                                                 ---------  ---------  ---------  ---------  ---------
                                                                 ---------  ---------  ---------  ---------  ---------

    The difference between primary and fully diluted earnings (loss) per share is less than $0.01 for each period presented.